Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Mr. James H. Groh (843-277-0024)

MGCC Investment Strategies, Inc. Jinzhou City, Liaoning People’s Republic of China	NEWS RELEASE

WONDER AUTO LIMITED UTILIZES APOsm SERVICE TO GO PUBLIC AND COMPLETE $12 MILLION PRIVATE FINANCING

Jinzhou City, China, June 23, 2006 - MGCC Investment Strategies, Inc. (“MGCC”) (OTCBB: MGIS.OB) announced today the closing of a share exchange transaction with the stockholders of Wonder Auto Limited (“Wonder Auto”), a British Virgin Islands corporation. The companies will operate on a consolidated basis, executing upon the current business plan of Wonder Auto’s subsidiary company located in the People’s Republic of China. Immediately preceding the consummation of the share exchange transaction, Wonder Auto closed a private placement of its capital stock whereby it received $12 million in gross offering proceeds, before payment of commissions and fees. Also, one of the stockholders of Wonder Auto sold shares of Wonder Auto’s common stock resulting in gross proceeds of $8 million.

As a result of the share exchange transaction, Wonder Auto’s stockholders, including participants in its private offering and stock transfer, were issued 2,654,449 shares of MGCC’s common stock in exchange for their shares of Wonder Auto. As a result of the share exchange transaction, Wonder Auto became a wholly-owned subsidiary of MGCC, Wonder Auto’s Chairman and CEO, Mr. Qingjie Zhao , was appointed to the board of directors of MGCC which will become effective upon the 10th day following the mailing by MGCC to its stockholders of an information statement that complies with the requirements of Rule 14f-1 under the Securities Exchange Act of 1934. Executive officers of Wonder Auto were elected as executive officers of MGCC, and MGCC’s sole director and officer resigned. MGCC’s shares are listed on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “MGIS.OB”.

Wonder Auto is a leading manufacturer of automotive electrical parts located in China. The company produces broad product lines of alternators and starters which are sold through both vehicle OEMs and distributors. Wonder Auto currently employs over 290 people and manufactures their products in their Jinzhou City factory. The company has two research and development centers, one in Jinzhou City and one in Beijing. Wonder Auto plans to invest $8 million to increase its production capacities and R&D infrastructure. Wonder’s customers include Beijing Hyundai Motor Company, Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co. Ltd. and Dongfeng Yueda Kia Motors Co., Ltd.

For the twelve months ended December 31, 2005 Wonder Auto reported consolidated net sales of approximately $48.1 million and consolidated net income of approximately $6.4 million.

Mr. Qingjie Zhao, the Chief Executive Officer of MGCC stated, "we want to thank our financial advisor, Halter Financial Group, for facilitating our efforts in connection with our private financing and the going public transaction. These transactions have given us access to the U.S. capital markets, with the intent of capitalizing on significant growth opportunities.”

Global Hunter Securities, Inc and Sterne, Agee & Leach, Inc. acted as the placement agents in the $20 million transaction.

Wonder Auto has engaged Heritage Management Consultants, Inc. to provide executive management resources resident in the United States.

The combined $20 million transaction includes “make good” provisions based on the achievement of certain net income targets for Wonder Auto’s 2006 and 2007 fiscal years. Should Wonder Auto not achieve $8.14 million in fiscal 2006 net income, purchasing shareholders in this transaction will receive 673,822 shares from original shareholders. Should Wonder Auto not achieve $12.71 million in fiscal 2007 net income, purchasing shareholders in this transaction will receive 673,822 million shares from original shareholders. The company expects to achieve gross revenues of approximately $66.0 million and $92.5 million in fiscal 2006 and 2007, respectively, to support achievement of these “make good” net income targets.

APOsm is a service mark of Halter Financial Group, Inc. (“HFG”). HFG’s APO services allow privately held corporations to go public via the reverse merger process and simultaneously complete a private capital raising transaction.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Wonder Auto and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to reliance on a limited number of customers, market demand, cyclical nature of the vehicular markets, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. . These forward-looking statements are based on MGCC’s current expectations and beliefs concerning future developments and their potential effects on Wonder Auto. There can be no assurance that future developments affecting MGCC will be those anticipated by MGCC. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. MGCC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.